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                                                   Exhibit (4)-25
                                                   Unicom Corporation
                                                   Form 10-K  File No. 1-11375


                                    GUARANTY


     GUARANTY, dated as of December 17, 1999, made by UNICOM CORPORATION, a corporation organized and existing under the laws of the State of Illinois (the "Guarantor"), in favor of the Lenders (the "Lenders"), the LC Issuer identified hereunder and Bank One, NA, as agent (in such capacity, the "Agent") for the Lenders.


                             PRELIMINARY STATEMENTS

     (1) The Lenders and the Agent have entered into a Credit Agreement, dated as of the date hereof (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), with Unicom Enterprises Inc., a corporation organized and existing under the laws of the State of Illinois (the "Borrower"). The Guarantor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement and the other Loan Documents.

     (2)  The Borrower is a wholly-owned Subsidiary of the Guarantor.

     (3) It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement and the issuance of Facility LCs by the LC Issuer pursuant to the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty.

     NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances and the LC Issuer to issue Facility LCs under the Credit Agreement, the Guarantor hereby agrees as follows:

     SECTION 1. Certain Defined Terms. As used in this Guaranty, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Consolidated Capitalization" means, with respect to any Person, at any date of determination, the sum of (a) Consolidated Indebtedness of such Person, (b) consolidated equity of the common stockholders of such Person and its Consolidated Subsidiaries, (c) consolidated equity of the preference stockholders of such Person and its Consolidated Subsidiaries,
     (d) consolidated equity of the preferred stockholders of such Person and its Consolidated Subsidiaries and (e) the aggregate principal amount of Subordinated Deferrable Interest Securities of such Person and its Consolidated Subsidiaries, in each case determined at such date in accordance with GAAP.
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          "Consolidated Indebtedness" means, with respect to any Person, at any date of determination, the aggregate Indebtedness of such Person and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Indebtedness of any Subsidiary of the Guarantor, (ii) the aggregate principal amount of Subordinated Deferrable Interest Securities of such Person and its Consolidated Subsidiaries and (iii) the aggregate principal amount of Transitional Funding Instruments of such Person and its Consolidated Subsidiaries.

          "Consolidated Subsidiary" means, as to any Person, any Subsidiary of such Person whose accounts are or are required to be consolidated with the accounts of such Person in accordance with GAAP.

          "Consolidated Tangible Net Worth" means, at any time of determination, with respect to any Person and its Consolidated Subsidiaries, the excess of such Person's and such Person's Consolidated Subsidiaries' total assets over its total liabilities, with total assets and total liabilities each to be determined in accordance with GAAP consistently applied, excluding, however, from the determination of total assets (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) all prepaid expenses, deferred charges or unamortized indebtedness discount and expense, (iii) all reserves carried and not deducted from assets, (iv) securities that are not readily marketable, (v) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Indebtedness, (vi) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to September 30, 1994, and (vii) any items not included in clauses (i) through (vi), above, that are treated as intangibles in conformity with GAAP.

          "Contingent Obligation" means, as to any Person, the undrawn face amount of any letters of credit issued for the account of such Person and shall also mean any monetary obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, letters of credit, or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
     (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,
     (c) to purchase property, securities, or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation or, where such Contingent Obligation is specifically limited to a portion of any such primary obligation, that portion to which it is
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     limited or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. For purposes of computing the Consolidated Indebtedness of any Person, the amount of any primary obligation of any Subsidiary of such Person and the amount of any Contingent Obligation of such Person or any Subsidiary of such Person corresponding to such primary obligation shall only be counted once (i.e., without duplication).

          "Subordinated Deferrable Interest Securities" means all obligations of the Guarantor and its Subsidiaries in respect of "ComEd- Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts", as set forth from time to time in the consolidated balance sheets of the Guarantor and its Consolidated Subsidiaries delivered pursuant to Section 7(a) hereof.

          "Transitional Funding Instruments" means any instruments, pass-through certificates, notes, debentures, certificates of participation, bonds, certificates of beneficial interest or other evidences of indebtedness or instruments evidencing a beneficial interest which (i) are issued pursuant to a "transitional funding order" (as such term is defined in Section 18-102 of the Illinois Public Utilities Act, as amended) issued by the Illinois Commerce Commission at the request of an electric utility and (ii) are secured by or otherwise payable from non-bypassable cent per kilowatt hour charges authorized pursuant to such order to be applied and invoiced to customers of such utility. The instrument funding charges so applied and invoiced must be deducted and stated separately from the other charges invoiced by such utility against its customers.

     SECTION 2. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guaranties the punctual payment when due, without setoff, counterclaim or other deduction, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Credit Agreement, the Notes and any other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses or otherwise (all such obligations being the "Obligations"), and agrees to pay any and all expenses (including counsel fees and expenses) incurred by the Agent, the LC Issuer or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Obligations and would be owed by the Borrower to the Agent, the LC Issuer or the Lenders under the Credit Agreement, the Notes and the other Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

     SECTION 3. Guaranty Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent, the LC Issuer or the Lenders with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the
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Borrower or whether the Borrower is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

          (i) any lack of validity or enforceability of the Credit Agreement, the Notes, any other Loan Document, any Advance, or any other agreement or instrument relating thereto;

          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of, or any consent to departure from, the Credit Agreement, the Notes or any other Loan Document, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to the Borrower or otherwise and any extension of the Facility Termination Date;

          (iii) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of, any release or impairment of, or any failure to perfect, any lien on or security interest in any collateral for all or any of the Obligations or any other assets of the Borrower or any of its Subsidiaries, or any release or discharge of any Person liable for any or all of the Obligations;

          (iv) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries or any bankruptcy, insolvency, liquidation or similar proceeding instituted by or against the Borrower or any of its Subsidiaries; or

          (v) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

As against the Guarantor, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent, any LC Issuer or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

     SECTION 4. Waiver. The Guarantor hereby waives promptness, diligence, presentment, protest, notice of protest, notice of dishonor, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Agent, any LC Issuer or any Lender protect, secure, perfect or insure any security interest or lien on any property subject thereto or exhaust any right or take any action against the Borrower or any other person or entity or any collateral.

     SECTION 5. Waiver of Rights of Subrogation. The Guarantor hereby expressly and irrevocably waives with respect to the Borrower and its successors and assigns and any other Person, any and all rights at law or in equity, by agreement or otherwise, to subrogation, reimbursement, exoneration, contribution, setoff, share in any collateral or any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a
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maker, and that the Guarantor may have or hereafter acquire against the
Borrower, any of its Affiliates, or any other Person in connection with or as a result of the Guarantor's execution, delivery or performance hereunder. In furtherance of the foregoing, the Guarantor agrees that any payment by the Guarantor to the Agent, the LC Issuer or the Lenders pursuant to this Guaranty shall be deemed a contribution to the capital of the Borrower, and no such payment shall constitute the Guarantor a creditor of the Borrower. The Guarantor hereby acknowledges and agrees that the foregoing waivers are intended to benefit the Borrower, the Agent, the LC Issuer and the Lenders and shall not limit or otherwise affect the Guarantor's liability hereunder or the enforceability hereof. If, notwithstanding the foregoing, any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Agent, the LC Issuer and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Agent in the exact form received by the Guarantor (duly endorsed by the Guarantor to the Agent), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine.

     SECTION 6. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

     (a) Corporate Existence and Power. It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois, or, following the consummation of the Unicom/PECO Merger, the laws of the Commonwealth of Pennsylvania, is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each state in which the ownership of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to own or lease its property and to carry on its business as now conducted.

     (b) Corporate Authorization. The execution, delivery and performance by it of this Guaranty have been duly authorized by all necessary corporate action on its part and do not, and will not, require the consent or approval of its shareholders, or any trustee or holder of any Indebtedness or other obligation of the Guarantor.

     (c) No Violation, Etc. The execution and delivery by the Guarantor of this Guaranty, and the performance by the Guarantor of its obligations hereunder, (i) are within the Guarantor's corporate powers, (ii) have been duly authorized by all necessary corporate action and (iii) do not and will not (A) violate any provision of the charter or by-laws of the Guarantor or of law, (B) violate any legal restriction binding on or affecting the Guarantor, (C) result in a breach of, or constitute a default under, any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Guarantor is a party or by which it or its properties may be bound or affected, or (D) result in or require the creation of any lien or security interest upon or with respect to any of its properties.

     (d) Governmental Actions. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Guarantor of this Guaranty, other than the Merger
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Approvals, which are required for the performance by the Guarantor of this
Guaranty at all times on and after the date of the Unicom/PECO Merger. The Merger Approvals are and shall be in full force and effect on and after the effective date of the Unicom/PECO Merger.

     (e) Execution and Delivery. This Guaranty has been duly executed and delivered by the Guarantor, and is the legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

     (f) Litigation. There is no pending or threatened action or proceeding (including, without limitation, any proceeding relating to, or arising out of, any Environmental Laws) affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator, that might reasonably be expected to result in a Material Adverse Effect, or that questions the validity or enforceability of this Guaranty or any other Loan Document against the Guarantor or the Borrower.

     (g) Financial Statements; Material Adverse Change. The consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as at September 30, 1999 and the related consolidated statement of income, retained earnings and cash flows for the period then ended, together with the report thereon of Arthur Andersen LLP included in the Guarantor's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, copies of which have been furnished to each Lender, fairly present the financial condition of the Guarantor and its Consolidated Subsidiaries as at such date and the results of operations of the Guarantor and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP. Since September 30, 1999, there has been no material adverse change in the financial condition, results of operations, operations, business or Property of the Guarantor and its Subsidiaries, taken as a whole, or the Borrower and its Subsidiaries, taken as a whole (other than operating losses resulting from start-up operations of Subsidiaries of the Borrower), or in the Guarantor's ability to perform any of its obligations hereunder.

     (h) ERISA. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Guarantor or any of its ERISA Affiliates which would result in a liability of $25,000,000 or more to the Guarantor. Since the most recent September 30 for which financial statements have been delivered to the Lenders in accordance with Section 7(a) hereof, there has been no material adverse change in the funding status of the Plans and no "prohibited transaction" has occurred with respect thereto which is in either event reasonably expected to result in a liability of $25,000,000 or more to the Guarantor.

     (i) Taxes. The Guarantor and each of its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof other than such taxes that the Guarantor or such Subsidiary is contesting in good faith by appropriate legal proceedings and in respect of which the Guarantor or such Subsidiary, as the case may be, has established adequate reserves in conformity with GAAP.
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     (j)  Violation of Law. Neither the Guarantor nor any of its Subsidiaries is
in violation of any law or governmental regulation or court decree or order which might reasonably be expected to result in a Material Adverse Effect.

     (k) Investment Company. The Guarantor is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or an "investment advisor" within the meaning of the Investment Advisers Act of 1940, as amended.

     (l) Holding Company. The Guarantor is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, but the Guarantor and its Subsidiaries are exempt from the provisions of that Act, except Section 9(a)(2) thereof, by virtue of an order issued by the Securities and Exchange Commission on July 22, 1994. Such exemption is in full force and effect and, except for proceedings in connection with the transactions contemplated by the Unicom/PECO Merger Agreement, the Guarantor is not aware of any existing or proposed proceedings contemplating the revocation or modification of such exemption.

     (m) Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Guarantor in writing to the Agent or any Lender for purposes of or in connection with this Guaranty or any transaction contemplated hereby, and all other such factual information hereafter furnished by or on behalf of the Guarantor to the Agent, any LC Bank or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified, and not incomplete by omitting to state any material fact necessary to make such information not misleading.

     (n) No Conditions Precedent. There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

     (o) Reliance. The Guarantor has, independently and without reliance upon the Borrower and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

     (p) Year 2000. The Guarantor has made a full and complete assessment of the Year 2000 Issues and has a realistic and achievable Year 2000 Program. Based on such assessment and on the Year 2000 Program, the Guarantor does not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect.

     SECTION 7. Affirmative Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid or any Lender shall have any Commitment, the Guarantor will:

     (a)  Reporting Requirements.  Furnish to each Lender:

          (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and consolidated statements of income, retained earnings and cash flows of the Guarantor and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer or the Treasurer of the Guarantor as having been prepared in accordance (in all material respects) with GAAP consistently applied, except for (A) the absence of notes thereto and (B) changes in accounting principles required by GAAP; provided, that delivery of a copy of the Guarantor's Quarterly Report on Form 10-Q for such quarter shall be deemed to satisfy the foregoing requirement;

          (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor and its Consolidated Subsidiaries, a copy of the Annual Report for such year for the Guarantor and its Consolidated Subsidiaries, containing a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as at the end of such fiscal year and consolidated statements of income, retained earnings and cash flows of the Guarantor and its Consolidated Subsidiaries for such fiscal year, certified in a manner acceptable to the Agent by Arthur Andersen LLP or another nationally-recognized independent public accounting firm selected by the Guarantor and acceptable to the Agent; provided, that delivery of a copy of the Guarantor's Annual Report on Form 10-K (containing such statements) or Current Report on Form 8-K (containing such statements) for such year shall be deemed to satisfy the foregoing requirement;

          (iii) concurrently with the financial statements for each quarterly accounting period and for each fiscal year of the Guarantor furnished pursuant to paragraphs (i) and (ii), above, (A) a certificate of the chief financial officer, any vice president responsible for financial or accounting matters, or the Treasurer of the Guarantor stating that (1) the Guarantor has performed and observed all of, and the Guarantor is not in default in the performance or observance of any of, the terms, covenants, agreements and conditions of this Guaranty or, if the Guarantor shall be in default, specifying all such defaults and the nature thereof, of which the signer of such certificate may have knowledge, and (2) the signer has obtained no knowledge of any Unmatured Default or Event of Default except as specified in such certificate, and (B) an analysis prepared and certified by the chief financial officer, any vice president responsible for financial or accounting matters, or the Treasurer of the Guarantor of the covenants contained in Sections 7(i) and (j), containing all information necessary for determining compliance by the Guarantor with such covenants;

          (iv) as soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor and concurrently with the financial statements furnished pursuant to paragraph (ii), above, a written statement of the independent public accountants that certified such financial statements stating that, in making the examination necessary for their certification of such financial statements, they have obtained no knowledge of any default by the Guarantor in the observance of any of the covenants contained in Section 7(i) or (j) or, if such accountants shall have obtained knowledge of any such default, specifying all such defaults and the nature thereof, it being understood that they shall not be liable directly or indirectly for any failure to obtain knowledge of any default;

          (v) as soon as possible and in any event within five days after the Guarantor becomes aware of the commencement of litigation against the Guarantor, the Borrower, or any of their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect, or that questions the validity or enforceability of any of the Loan Documents against the Guarantor or the Borrower, notice of such litigation describing in reasonable detail the facts and circumstances concerning such litigation and the Guarantor's, the Borrower's or such Subsidiary's, as the case may be, proposed actions in connection therewith; provided, that delivery of a copy of the Guarantor's Current Report on Form 8-K describing any such litigation shall be deemed to satisfy such requirement unless the Agent, or any Lender acting through the Agent, shall request any additional information relating to such litigation;

          (vi) promptly after the sending or filing thereof, copies of all reports which the Guarantor sends to any of its security holders, and copies of all reports and registration statements (other than registration statements relating to (A) the offering of indebtedness or preferred/preference stock equity securities and (B) employee benefit plans) which the Guarantor or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

          (vii) as soon as possible and in any event (A) within 30 days after any ERISA Event described in clause (i) of the definition of ERISA Event with respect to any Plan of the Guarantor or any ERISA Affiliate of the Guarantor has occurred and (B) within 10 days after any other ERISA Event with respect to any Plan of the Guarantor or any ERISA Affiliate of the Guarantor has occurred, a statement of the chief financial officer, any vice president responsible for financial or accounting matters, or the Treasurer of the Guarantor describing such ERISA Event and the action, if any, which the Guarantor or such ERISA Affiliate proposes to take with respect thereto;

          (viii) promptly after receipt thereof by the Guarantor or any of its ERISA Affiliates from the PBGC copies of each notice received by the Guarantor or such ERISA Affiliate of the PBGC's intention to terminate any Plan of the Guarantor or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

          (ix) promptly after receipt thereof by the Guarantor or any ERISA Affiliate of the Guarantor from a Multiemployer Plan sponsor, a copy of each notice received by the Guarantor or such ERISA Affiliate concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $25,000,000 pursuant to Section 4202 of ERISA in respect of which the Guarantor or such ERISA Affiliate is reasonably expected to be liable;

          (x) as soon as possible and in any event within ten days after the Guarantor knows or should have reason to know of the occurrence of each Unmatured Default or Event of Default continuing on the date of such statement, a statement of the chief financial officer, any vice president responsible for financial or accounting matters, or the Treasurer of the Guarantor setting forth details of such Unmatured Default or Event of Default and the action that the Guarantor or the Borrower has taken and proposes to take with respect thereto; and

          (xi) such other information (other than proprietary customer information) respecting the business, assets, revenues, financial condition, results of operations, operations or prospects of the Guarantor, the Borrower, or any of their respective Subsidiaries as the Agent or any Lender may from time to time reasonably request.

     (b) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its legal existence in the jurisdiction of its organization and qualify and remain qualified as a foreign organization in each jurisdiction in which such qualification is reasonably necessary in view of its business and operations or the ownership of its properties, and preserve, renew and keep in full force and effect the rights, privileges and franchises necessary or desirable in the normal conduct of its business; provided however, that neither the Guarantor nor any such Subsidiary shall be required to preserve and maintain any such right, privilege or franchise, and no Subsidiary shall be required to preserve and maintain its corporate existence, unless the failure to do so would have a Material Adverse Effect.

     (c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to in all material respects with all Applicable Laws, such compliance to include compliance with ERISA and Environmental Laws.

     (d) Maintenance of Insurance, Etc. Maintain, and cause each of its Subsidiaries to maintain, such insurance as may be required by law and such other insurance, to the extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

     (e) Inspection Rights. At any reasonable time and from time to time as the Agent or any Lender may reasonably request, permit the Agent, each Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries (except in the case of Commonwealth, as may be restricted by law), and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their respective officers or directors; provided, however, that, prior to the disclosure of any information or materials of the Guarantor or its Subsidiaries relating to customers, pricing methods or formulae or proprietary methods or processes, the Guarantor may require the Lender seeking to inspect the same to enter into a confidentiality and nondisclosure agreement with respect to the use and disclosure of such information or materials in form and substance reasonably satisfactory to the Guarantor and such Lender and containing customary terms.

     (f) Maintaining of Books. Maintain, and cause each of its Subsidiaries to maintain, complete and accurate books of record and account in which entries shall be made of all financial transactions and the assets and business of the Guarantor and each of its Subsidiaries in accordance with GAAP.

     (g) Maintenance of Properties. Cause all properties used or useful in the conduct of the business of the Guarantor or any of its Subsidiaries to be maintained and kept in reasonable condition, repair and working order, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Guarantor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; except where the failure to do so would not have a Material Adverse Effect.

     (h) Taxes and Liabilities. Pay, and cause each of its Subsidiaries to pay, when due all taxes, assessments, governmental charges and other liabilities imposed upon it or its property, except to the extent contested in good faith and by appropriate proceedings and in respect of which adequate reserves for the payment thereof have been set aside by the Guarantor or such Subsidiary, as the case may be, in accordance with GAAP.

     (i) Maintenance of Minimum Consolidated Tangible Net Worth. Maintain at all times a Consolidated Tangible Net Worth of at least $3,500,000,000.

     (j) Consolidated Leverage Ratio. Maintain, on the last day of each fiscal quarter, a ratio of (i) Consolidated Indebtedness to (ii) Consolidated Capitalization of not greater than 0.65 to 1.

     (k) Ownership of Subsidiaries. Maintain direct ownership of 100% of the capital stock of the Borrower and maintain direct ownership of at least 80% of the voting capital stock of Commonwealth (in either case, a "Change in Control"); provided, however, that the proposed Unicom/PECO Merger shall not constitute a Change of Control.

     (l) Year 2000. Take all such actions as is reasonably necessary to successfully implement the Year 2000 Program and to assure that Year 2000 Issues will not have a Material Adverse Effect. At the request of the Agent, the Guarantor will provide a description of the Year 2000 Program, together with any updates or progress reports with respect thereto.

     SECTION 8. Negative Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid or any Lender shall have any Commitment, the Guarantor will not:

     (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any lien, security interest, or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties (including, without limitation, the capital stock of or any other equity interest in any of its Subsidiaries, except as provided below), whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Indebtedness of any Person (any of the foregoing being referred to herein as a "Lien"), other than (i) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business; (ii) with respect to any Subsidiary of the Guarantor, other Liens of the types described in Section
6.16 of the Credit Agreement; (iii) Liens on the capital stock of or any other equity interest in any of the Guarantor's Subsidiaries or any such Subsidiary's assets to secure Nonrecourse Indebtedness, (iv) Liens created in connection with the acquisition by Subsidiaries of assets and the continuation of such Liens in connection with any refinancing of the Indebtedness secured by such Liens, provided such Liens are limited to the assets so acquired; (v) Liens on the assets and/or rights to receive income of any Person that exist at the time such Person becomes a Subsidiary and the continuation of such Liens in connection with any refinancing or restructuring of the obligations secured by such Liens; and (vi) Liens arising under the Mortgage, dated July 1,

1923, as amended and supplemented by supplemental indentures, including the Supplemental Indenture, dated August 1, 1944, from Commonwealth to Harris Trust and Savings Bank and D.G. Donovan, as trustees, and "permitted liens" as defined in said Mortgage; provided however, that, notwithstanding the foregoing, if both before and after giving effect thereto no Unmatured Default or Event of Default shall have occurred and be continuing, Commonwealth may sell, pledge or otherwise dispose of its accounts receivable.

     (b) Compliance with ERISA. (i) Permit to exist any "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended from time to time) (unless such deficiency exists with respect to a Multiple Employer Plan or Multiemployer Plan and the Guarantor has no control over the reduction or elimination of such deficiency), (ii) terminate, or permit any ERISA Affiliate of the Guarantor to terminate, any Plan of the Guarantor or such ERISA Affiliate so as to result in a liability of $25,000,000 or more of the Guarantor to the PBGC, or (iii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), other than a Reportable Event for which the 30-day notice requirement with respect thereto has been waived by the PBGC or any other event or condition, which presents a material (in the reasonable opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan of the Guarantor or such ERISA Affiliate and such a liability to the Guarantor.

     (c) Mergers, Etc. Merge or consolidate with or into any Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related or unrelated transactions, and whether in a sale/leaseback transaction or otherwise) more than 10% of its assets (whether now owned or hereafter acquired), unless, in the case of a merger, immediately after giving effect thereto, (i) no event shall occur and be continuing that constitutes an Unmatured Default or an Event of Default, (ii) the Guarantor is the surviving corporation, (iii) the Guarantor's Consolidated Tangible Net Worth shall be equal to or greater than its Consolidated Tangible Net Worth immediately prior to such merger and (iv) the Guarantor shall not be liable with respect to any Indebtedness or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Guaranty on the date of such transaction, provided, however, nothing in this Section shall prohibit the proposed Unicom/PECO Merger.

     (d) Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, other than (without duplication) (i) Indebtedness to the Borrower in an amount not to exceed $25,000,000 in the aggregate at any one time outstanding, (ii) Indebtedness hereunder, (iii) unsecured Contingent Obligations (other than in respect of this Guaranty) in an aggregate amount at any one time outstanding not to exceed the excess of (A) $700,000,000 over (B) the amount of Contingent Obligations incurred by the Borrower pursuant to Section 6.13(ii) of the Credit Agreement, (iv) other unsecured Indebtedness and (v) secured Indebtedness in connection with investments in partnership or limited liability company entities that invest, directly or indirectly, in residential apartment complexes qualifying for low income housing tax credits under Section 42 of the Code in an aggregate amount not to exceed $75,000,000; provided, however, that, notwithstanding the foregoing, the aggregate amount of Indebtedness of the Guarantor, the Borrower and Subsidiaries of the Borrower at any one time outstanding shall not exceed $900,000,000, provided, further, that for purposes of this Section the term "Indebtedness" shall not include the Unicom Investment Inc. Debt.

     (e) Guarantor and Subsidiaries' Stock. Permit any of its Subsidiaries to purchase or otherwise acquire any shares of capital stock of the Guarantor; or take any action, or permit any such Subsidiary to take any action, that would result in a material decrease in the percentage of the outstanding shares of capital stock of any "Significant Subsidiary" of the Guarantor (within the meaning of Rule 1-02 of the Regulation S-X of the Securities and Exchange Commission) owned by the Guarantor and its other Subsidiaries; provided, however, that the Guarantor or Commonwealth may take any such action with respect to the capital stock of Commonwealth, provided that, after giving effect to any such action, the Guarantor is in compliance with Section 7(k) hereof.

     (f) Other Agreements. Enter into any agreement containing any provision that would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by the Guarantor hereunder or in connection herewith.

     (g) Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction with an Affiliate of the Guarantor, unless (i) such transaction is on terms no less favorable to the Guarantor or such Subsidiary, as the case may be, than if the transaction had been negotiated in good faith on an arm's length basis with a Person that was not an Affiliate of the Guarantor or (ii) such transaction is conducted pursuant to the Affiliated Interests Agreement, dated as of December 4, 1995, among Commonwealth, the Guarantor and the other entities named therein, as it may be amended or modified from time to time or replaced by an agreement regarding such transactions approved by the Illinois Commerce Commission or the Securities and Exchange Commission; provided, the foregoing shall not apply to (x) the transactions contemplated by the Asset Sale Agreement, dated as of May 11, 1999, between Commonwealth and Unicom Investment Inc. relating to the sale of Commonwealth's fossil generation assets and the incurrence of the Unicom Investment Inc. Debt; (y) the transfer by Commonwealth to Unicom Technology Development Inc., an Illinois corporation, of up to $275,000,000 of the notes representing the Unicom Investment Inc. Debt under said Asset Sale Agreement along with an obligation in respect of an equivalent amount of Commonwealth's contingent obligation to pay post-retirement health care benefits; and (z) transactions associated with a transfer of Commonwealth's nuclear generating stations to a Subsidiary of the Guarantor.

     (h) Distributions. Upon the occurrence and during the continuance of an Event of Default, declare or pay, directly or indirectly, any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any share of any class of capital stock of the Guarantor, or purchase, redeem, retire, or otherwise acquire for value, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value, any shares of any class of capital stock of the Guarantor or any warrants, rights, or options to acquire any such shares, now or hereafter outstanding, or make any distribution of assets to any of its shareholders; provided, however, that, notwithstanding the foregoing, the Guarantor may, to the extent that it is legally required to do so, pay any such dividend, payment or other distribution after the Guarantor has declared such dividend, payment or other distribution.

     SECTION 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, (i) limit the liability of, or release, the Guarantor hereunder, (ii) postpone any date fixed for payment hereunder, or (iii) change the number of Lenders required to take any action hereunder.

     SECTION 10. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or cable communication) and mailed, telecopied, telegraphed, cabled or delivered to it, (i) if to the Guarantor, at its address at P.O. Box A-3005, 10 South Dearborn Street, 37th Floor, Chicago, Illinois 60690-3005, Attention: Treasurer,
Telecopy: (312) 394-4082, with a copy of the same address, attention: Associate General Counsel-Corporate and Commercial, telecopy: (312) 394-3950, and (ii) if to the Agent, the LC Issuer or any Lender, at its address specified in the Credit Agreement or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telecopied, telegraphed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company or delivered to the cable company, respectively.

     SECTION 11. No Waiver; Remedies. No failure on the part of the Agent, the LC Issuer or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 12. Right of Set-off. Upon the occurrence and during the continuance of any Default, the LC Issuer and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits of the Guarantor (general or special, time or demand, provisional or final). The LC Issuer and each Lender agrees promptly to notify the Agent and the Guarantor after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the LC Issuer and each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the LC Issuer or such Lender may have.

     SECTION 13. Continuing Guaranty; Assignments under Credit Agreement. This Guaranty is a continuing guaranty and shall (i) subject to the last sentence of
Section 3, remain in full force and effect until the later to occur of (A) the payment in full of the Obligations and all other amounts payable under this Guaranty and (B) the expiration or termination of the Commitments, (ii) be binding upon the Guarantor, its successors and assigns (provided, that the Guarantor may not assign any of its rights or obligations hereunder without the prior written consent of the Lenders), and (iii) inure to the benefit of, and be enforceable by, the Agent, the LC Issuer, the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and any Note held by it) to any other person or entity pursuant to Section
12.03 thereof, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, to the provisions of Article X (concerning the Agent) of the Credit Agreement.

     SECTION 14. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 15. Consent to Jurisdiction; Waiver of Jury Trial. (a) The Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Guarantor hereby irrevocably waives the defense of an inconvenient forum to the maintenance of such action or proceeding and any objection to venue in connection therewith. The Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to the Guarantor at its address specified in Section 10. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) THE GUARANTOR HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

     SECTION 16.  Execution in Counterparts.   This Guaranty may be executed in
any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     SECTION 17. Severability. Any provision of this Guaranty or any other Loan Document that is prohibited, unenforceable or invalid in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or invalidity without invalidating the remaining provisions hereof or thereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

     SECTION 18. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Guaranty and are not to affect the construction of, or to be taken into consideration in interpreting, this Guaranty.

     SECTION 19. Entire Agreement. This Guaranty constitutes the entire agreement and understanding among the Guarantor, the Lenders, the LC Issuer and the Agent relative to the subject matter hereof. Any previous agreement by or among such parties with respect to the subject matter hereof is superseded by this Guaranty. Nothing in this Guaranty, expressed or implied, is intended to confer upon any party other than the Lenders, the LC Issuer and the Agent any rights, remedies, obligations, or liabilities under or by reason of this Guaranty.

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                       UNICOM CORPORATION



                                       By /s/ Patricia L. Kampling
                                         -----------------------------------
                                          Patricia L. Kampling
                                          Treasurer